EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS


Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statements of Datamarine International, Inc. and Subsidiaries on Form S-8 (File No. 2-68937) pertaining to the Employee Stock Purchase Plan, on Form S-8 (File No. 33-48532) pertaining to the 1991 Stock Option Plan, and on Form S-8 (File No. 333-06927) pertaining to the 1995 Stock Option Plan for Non-employee Directors of our reports dated December 20, 1996, except for Note 13 to the financial statements as to which the date is January 8, 1997, on our audits of the consolidated financial statements and financial statement schedule of Datamarine International, Inc. and Subsidiaries as of September 28, 1996 and September 30, 1995, and for the years ended September 28, 1996, September 30, 1995 and October 1, 1994 which reports are included in this Annual Report on Form 10-K.


/s/:COOPERS & LYBRAND L.L.P

Seattle, Washington
January 8, 1997